Exhibit 10.12

Proto Labs, Inc.

2000 Stock Option Plan

Non-Statutory Stock Option Agreement

Name of Optionee:
No. of Shares Covered:	Date of Grant:
Exercise Price Per Share:	Expiration Date:
Exercise Schedule (Cumulative):
Date(s) of Exercisability	No. of Shares as to Which Option Becomes Exercisable

This is a Non-Statutory Stock Option Agreement (“Agreement”) between Proto Labs, Inc., a Minnesota corporation (the “Company”), and the optionee identified above (the “Optionee”) effective as of the Date of Grant specified above.

Recitals

WHEREAS, the Company maintains the Proto Labs, Inc. 2000 Stock Option Plan (the “Plan”); and

WHEREAS, pursuant to the Plan, the Board of Directors of the Company (the “Board”) or a committee of two or more directors of the Company appointed by the Board administers the Plan and has the authority to determine the awards to be granted under the Plan (the body responsible for administration of the Plan referred to as the “Committee”); and

WHEREAS, the Committee has determined that the Optionee is eligible to receive an award under the Plan in the form of a non-statutory stock option (the “Option”);

NOW, THEREFORE, the Company hereby grants this Option to the Optionee under the terms and conditions as follows.

Terms and Conditions*

1.	Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2.	Exercise Price. The price at which the Optionee may purchase each Share subject to this Option shall be the Exercise Price specified at the beginning of this Agreement (which price shall not be less than the Fair Market Value of a Share as of the Date of Grant).

3.	Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Exercise Schedule. This Option shall vest and become exercisable as to the number of Shares and on the dates specified in the Exercise Schedule at the beginning of this Agreement, so long as the Optionee’s employment with the Company (or any parent or subsidiary thereof) has been continuous since the Date of Grant. The Exercise Schedule shall be cumulative; thus, to the extent this Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee or the person otherwise entitled to exercise this Option as provided herein may at any time, and from time to time, purchase all or any portion of the Shares then purchasable under the Exercise Schedule.

This Option may also be exercised in full (notwithstanding the Exercise Schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.	Expiration. This Option shall expire at 5:00 p.m. Central Time on the earliest of:

(a) The Expiration Date specified at the beginning of this Agreement (which date shall not be later than ten years after the date of grant);

(b) The last day of the period following the termination of employment of the Optionee during which this Option can be exercised (as specified in Section 7 of this Agreement); or

(c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

*	Unless the context indicates otherwise, each capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

6.	Procedure to Exercise Option.

Notice of Exercise. This Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary, in the form attached to this Agreement. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

Tender of Payment. Upon giving notice of any exercise hereunder, the Optionee shall provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(a) Cash;

(b) By delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares;

(c) By a reduction in the number of Shares delivered to the Optionee upon exercise, such number of Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares; or

(d) To the extent permitted by law, a broker-assisted cashless exercise in which the Optionee irrevocably instructs a broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise (or a loan secured by such Shares) to the Company in payment of the purchase price of such Shares.

Notwithstanding the foregoing, the Optionee shall not be permitted to pay any portion of the purchase price with Shares if the Committee, in its sole discretion, determines that payment in such manner is undesirable.

Delivery of Certificates. As soon as practicable after the Company receives the notice and purchase price provided for above, it shall deliver to the person exercising this Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or desirable.

7.	Employment Requirement. This Option may be exercised only while the Optionee remains employed with the Company or a parent or subsidiary thereof, and only if the Optionee has been continuously so employed since the Date of Grant; provided that:

(a) This Option may be exercised for three months following the day the Optionee’s employment ceases if such cessation of employment is for a reason other than death or disability, but only to the extent that it was exercisable immediately prior to termination of employment.

(b) This Option may be exercised within one year after the Optionee’s employment ceases if such cessation of employment is because of death or disability.

(c) If the Optionee’s employment terminates after a declaration made pursuant to Section 8 of this Agreement in connection with an Event, this Option may be exercised at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after it has expired.

8.	Acceleration of Option.

Death or Disability. This Option may be exercised in full, regardless of whether such exercise occurs prior to a date on which this Option would otherwise vest, upon the death or disability of the Optionee; provided that the Optionee shall have been continuously employed by the Company or a parent or subsidiary thereof between the date of this Agreement and the date of such death or disability.

Change in Control. In the event of a Change in Control as defined in Section 11 of the Plan, then, without any action by the Committee or the Board, this Option, to the extent not already exercised in full or otherwise terminated, expired or canceled, shall become immediately exercisable in full and the Committee may, as provided in paragraph 11(c) of the Plan, determine that this Option shall be canceled and make certain cash payments with respect to this Option.

Event. In the event of an Event as defined in Section 12 of the Plan, the Committee may, but shall not be obligated to:

(a) if the Event is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of this Option by the substitution for this Option of options or voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, as provided in Section 12 of the Plan; or

(b) at least 20 days prior to the occurrence of the Event, declare, and provide written notice to the Optionee of the declaration, that this Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Event (unless it shall have been exercised prior to the occurrence of the Event). In connection with any such declaration, the Committee may, but shall not be obligated to, cause payment to be made to the Optionee of cash equal to, for each Share covered by the canceled Option, the amount, if any, by which the Event Proceeds per Share, as defined in Section 12 of the Plan, exceeds the exercise price per Share covered by this Option. At the time of any such declaration, this Option shall immediately become exercisable in full and the Optionee shall have the right, during the period preceding the time of cancellation of this Option, to exercise this Option as to all or any part of the Shares covered by this Option. In the event of a declaration pursuant to this subsection, to the extent this Option has not been exercised prior to the Event, the unexercised part of this Option shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration. Notwithstanding the foregoing, the holder of this Option shall not be entitled to the payment provided for in this subsection if this Option shall have expired pursuant to Section 5 above.

Discretionary Acceleration. The Committee has the power, in its sole discretion, to declare at any time that this Option shall be immediately exercisable.

9.	Limitation on Transfer. While the Optionee is alive, only the Optionee or his/her guardian or legal representative may exercise this Option. This Option may not be assigned or transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

10.	No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him/her upon exercise of this Option.

11.	Discretionary Adjustment. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the Board of Directors of the surviving corporation) shall, without the consent of the Optionee, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities subject to and reserved under the Plan and, in order to prevent dilution or enlargement of rights of the Optionee, the number and kind of securities issuable upon exercise of this Option and the Exercise Price hereof.

12.

Transfer of Shares — Tax Effects. Where, in relation to any proposed exercise, assignment or release of the Option, the Employer (as defined below) is liable, or the Employer believes that it is liable, to pay or account to HM Revenue & Customs (the “Inland Revenue”) for any sum in respect of income tax or NIC, whether under Pay As You Earn or otherwise, in respect of any Option Gain (as defined below) (and in the Employer’s opinion it is not reasonably practicable to make a withholding from any sums owing to the Optionee by the Employer (including without limitation any installment of salary, bonus, commission and any cash sums received on the assignment or release of the Option)), it is a condition of the exercise, assignment or release (as the case may be) of the Option that the Optionee will first deliver cash, a banker’s draft or a check to the Employer sufficient to pay such income tax and NIC payable in relation to the Option Gain.

The determination of whether or not income tax and/or NIC are to be accounted for, and if so, the amount due on the exercise, assignment or release (as the case may be) of the Option shall be determined by the Employer having regard to the prevailing legislation and practice, any available relief for Secondary Contributions (as defined below) that are payable by the Optionee and rates of tax in force at the time. The Employer’s determination of the amount of income tax and NIC due (if any) shall be final and binding on the Optionee.

The Optionee agrees to indemnify the Employer against any Option Tax Liability (as defined below).

For the purposes of Section 12 of this Agreement:

“Employer” means such member of the Group as is or, if the Optionee has ceased to be employed within the Group, was the Optionee’s employer or such other member of the Group or other person obliged to pay or account for any Option Tax Liability;

“Group” means the Company and any other entity that is a holding company or subsidiary of the Company and any company being a subsidiary of any such holding company and any other person obliged to pay or account for any Option Tax Liability;

“NIC” means national insurance contributions;

“Option Gain” means a gain realized by the Optionee upon the exercise, assignment or release of the Option, being a gain that is chargeable to income tax under section 476 of the UK Income Tax (Earnings & Pensions) Act 2003;

“Option Tax Liability” means any liability of the Employer to pay to the Inland Revenue or to account to the Inland Revenue for any amount of, or representing, income tax or NIC (including Secondary Contributions) in respect of any Option Gain and any further or additional liability of the Employer to pay to the Inland Revenue or to account to the Inland Revenue for any amount of, or representing, income tax or NIC (including Secondary Contributions) in relation to Shares acquired upon the exercise of the Option in respect of any event occurring on or after the date of exercise of the Option; and

“Secondary Contributions” means secondary Class 1 NIC.

The Optionee hereby agrees with the Company and undertakes to any other person that is a “secondary contributor” in respect of Class 1 NICs payable in respect of any Option Gain (the “Secondary Contributor”) that:

(a) the Secondary Contributor may recover from the Optionee the whole of any Secondary Contributions; and

(b) the Optionee shall join with the Secondary Contributor in promptly following the date hereof making an election (in such terms and such form and subject to such approval by the Inland Revenue as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole of any liability of the Secondary Contributor to Secondary Contributions to be transferred to the Optionee.

13.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14.	Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Optionee may terminate his/her employment at any time and otherwise deal with the Optionee without regard to the effect it may have upon him/her under this Agreement.

15.	Option Subject to Plan, Articles of Incorporation and By-Laws. The Optionee acknowledges that this Option and the exercise thereof is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

16.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

17.	Binding Effect. This Agreement shall be binding in all respects on any successor or successors of the Company and on the heirs, representatives and successors of the Optionee.

18.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

19.	Compliance with Laws. This Option may be exercised only if the issuance of Shares upon such exercise complies with all applicable legal requirements, including compliance with the provisions of applicable securities laws. If the sale of Shares upon the exercise of this Option is not registered under the Securities Act of 1933, as amended (the “Securities Act”), the Optionee shall acknowledge at the time of exercise that (i) the Shares being acquired are deemed “restricted securities” for purposes of Rules 144 and 701 under the Securities Act, and are being acquired for investment purposes and not with a view to the resale or distribution of such Shares, and (ii) the Shares being acquired may not be sold, pledged or otherwise transferred without (A) an effective registration or qualification thereof under the Securities Act and the securities laws of any applicable state or other jurisdiction, or (B) evidence, which may include an opinion of counsel satisfactory to the Company and its counsel that such registration and qualification is not required.

20.	Personal Data. The Optionee understands that the Company and its subsidiaries (the “Proto Labs Group”) hold certain personal information about the Optionee, including, but not limited to, information such as the Optionee’s name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number, and details of all Options or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in favor of the Optionee (“Personal Data”).

The Optionee understands that in order for the Company to process Options and maintain a record of Options under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Proto Labs Group, electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. The Optionee further understands that the Company and its subsidiaries may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical, stock option administration and legal consultants when such third parties are assisting the Company and/or its subsidiaries in the implementation and administration of the Plan. The Optionee understands that such recipients may be located within the Optionee’s jurisdiction of residence or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. The Optionee understands that the employees of the Proto Labs Group and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Option, the Optionee consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of his/her Personal Data by such entities for such purposes, and the Optionee accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which the Optionee resides. The Optionee confirms that if he/she has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, the Optionee has the consent of such third party to provide such third party’s Personal Data to the Company for the same purposes.

The Optionee understands that he/she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. The Optionee may always elect to forgo participation in the Plan or any other award program.

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement as of the              day of             , 20    .

OPTIONEE

Proto Labs, Inc.

By
Its

                             , 20

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Attention: Secretary

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted to me under the Proto Labs, Inc. 2000 Stock Option Plan (the “Plan”) with respect to the number of shares of Common Stock, $0.001 par value (“Shares”), of Proto Labs, Inc. (the “Company”), indicated below:

Name:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Total Exercise Price:

☐ Enclosed with this letter is a check, bank draft or money order in the amount of the Total Exercise Price.

☐ Enclosed with this letter is a certificate evidencing unencumbered Shares (duly endorsed in blank) having an aggregate Fair Market Value (as defined in the Plan) equal to or in excess of the Total Exercise Price.

☐ I elect to pay the Total Exercise Price through a reduction in the number of Shares delivered to me upon this exercise of the Option as provided in paragraph 8(b) of the Plan.

☐ I hereby agree to pay the Total Exercise Price within five business days of the date hereof and, as stated in the attached Broker’s Letter, I have delivered irrevocable instructions to                                                                               to promptly deliver to the Company the amount of sale or loan proceeds from the Shares to be issued pursuant to this exercise necessary to satisfy my obligation hereunder to pay the Total Exercise Price.

If I am enclosing Shares with this letter, I hereby represent and warrant that I am the owner of such Shares free and clear of all liens, security interests and other restrictions or encumbrances. I agree that I will pay any required withholding taxes in connection with this exercise as provided in Section 12 of the applicable Non-Statutory Stock Option Agreement.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised (or the net number of Shares if the Total Exercise Price is being paid through a reduction in the number of Shares to be delivered) in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue Certificate:

Address to Which Certificate Should be Delivered:

Principal Mailing Address for Holder of the Certificate (if different from above):

Very truly yours,

Signature

Name, please print

Social Security Number

                             , 20

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Attention: Secretary

Ladies and Gentlemen:

Name of Optionee:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is to be Exercised:

Total Exercise Price:

The above Optionee has requested that we finance the exercise of the above Option to purchase Shares of common stock of the Proto Labs, Inc. (the “Company”) and has given us irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds from the Shares to be issued pursuant to such exercise to satisfy the Optionee’s obligation to pay the Total Exercise Price.

Very truly yours,

Broker Name

By